Exhibit 99.1
FOR IMMEDIATE RELEASE
February 17, 2016

Seventy Seven Energy Inc. Announces
2015 Full Year and Fourth Quarter Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, February 17, 2016 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the 2015 full year and fourth quarter. Key information related to the 2015 full year is as follows:

•	Adjusted Revenues of $1.089 billion on Total Revenues of $1.131 billion

•	Adjusted EBITDA was $235.0 million

•	Net loss per fully diluted share was $4.42

SSE reported total revenues of $192.8 million for the fourth quarter of 2015, compared to total revenues of $213.5 million for the third quarter of 2015 and $494.9 million for the fourth quarter of 2014. Total revenues for the 2015 full year were $1.131 billion, compared to total revenues of $2.081 billion for the 2014 full year. Adjusted revenues for the 2015 full year were $1.089 billion compared to $1.812 billion for the 2014 full year.

Adjusted EBITDA for the fourth quarter of 2015 was $56.3 million, compared to $41.1 million for the third quarter of 2015 and $104.6 million for the fourth quarter of 2014. Adjusted EBITDA for the 2015 full year was $235.0 million, compared to $432.2 million for the 2014 full year.

Free cash flow for the fourth quarter of 2015 was ($33.5) million, compared to $42.9 million for the third quarter of 2015 and ($30.9) million for the fourth quarter of 2014. Free cash flow for the 2015 full year was $78.4 million, compared to ($192.3) million for the 2014 full year.

Adjusted net loss for the fourth quarter of 2015 was $32.2 million or $0.64 per fully diluted share, compared to $47.6 million or $0.93 per fully diluted share for the third quarter of 2015 and $7.4 million or $0.16 per fully diluted share for the fourth quarter of 2014. Adjusted net loss for the 2015 full year was $155.4 million, or $3.11 per fully diluted share. Adjusted net income for the 2014 full year was $16.2 million, or $0.34 per fully diluted share.

Net loss for the fourth quarter of 2015 was $60.6 million, or $1.18 per fully diluted share, compared to net loss of $48.5 million, or $0.95 per fully diluted share, for the third quarter of 2015 and net loss of $9.4 million, or $0.20 per fully diluted share, for the fourth quarter of 2014. Net loss for the 2015 full year was $221.4 million, or $4.42 per fully diluted share, compared to net loss of $8.0 million, or $0.17 per fully diluted share, for the 2014 full year.

Adjusted revenues, adjusted EBITDA, free cash flow, adjusted net loss and adjusted net income are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 8 - 14 of this release.

Drilling

SSE's drilling segment contributed revenues of $89.6 million and adjusted EBITDA of $48.3 million for the fourth quarter of 2015 compared to revenues of $80.3 million and adjusted EBITDA of $33.9 million for the third quarter of 2015 and revenues of $204.5 million and adjusted EBITDA of $87.7 million for the fourth quarter of 2014. The increase in revenues for the fourth quarter of 2015 compared to the third quarter of 2015 was primarily due to $11.8 million in lump sum drilling contract termination fees, partially offset by a 5% decrease in revenue days (which is the aggregate number of days each active rig generated revenue). Revenues and adjusted EBITDA were $436.4 million and $184.5 million, respectively, for the 2015 full year, compared to revenues and adjusted EBITDA of $774.5 million and $301.3 million, respectively, for the 2014 full year.

The decrease in revenues for the 2015 full year compared to the 2014 full year was primarily due to a 51% decline in revenue days.

The percentage of revenues from non-CHK customers increased to 39% of total segment revenues for 2015 from 34% for 2014. As of December 31, 2015, approximately 42% of SSE’s marketed rigs were contracted by non-CHK customers. As of December 31, 2015, SSE had a total drilling revenue backlog of $355.8 million with an average duration of 16 months.

Operating costs for the fourth quarter of 2015 were $34.9 million, compared to $41.4 million for the third quarter of 2015 and $123.2 million for the fourth quarter of 2014. The decrease in operating costs for the fourth quarter of 2015 compared to the third quarter of 2015 was primarily due to a decrease in labor-related costs. Operating costs were $231.5 million for the 2015 full year, compared to $499.1 million for the 2014 full year. As a percentage of drilling revenues, drilling operating costs were 53% for the 2015 full year and 64% for the 2014 full year. The decrease in operating costs for the 2015 full year compared to the 2014 full year was primarily due to declines in labor-related costs, lower repairs and maintenance expense and the elimination of rig rent expense.

As of December 31, 2015, SSE's marketed fleet of 91 rigs consisted of 33 Tier 1 rigs, including 22 PeakeRigs™, 57 Tier 2 rigs and one Tier 3 rig. Additionally, SSE had four additional contracted PeakeRigs™ under construction, one of which has been delivered and three of which are scheduled to be delivered during the remainder of 2016.

Hydraulic Fracturing

SSE's hydraulic fracturing segment contributed revenues of $91.9 million and adjusted EBITDA of $8.1 million during the fourth quarter of 2015, compared to revenues of $118.1 million and adjusted EBITDA of $8.2 million for the third quarter of 2015 and revenues of $213.0 million and adjusted EBITDA of $26.4 million for the fourth quarter of 2014. The decrease in revenues from the third quarter of 2015 to the fourth quarter of 2015 was primarily due to a 12% decrease in revenue per stage. Revenues and adjusted EBITDA were $575.5 million and $60.8 million, respectively, for the 2015 full year, compared to revenues and adjusted EBITDA of $885.9 million and $144.7 million for the 2014 full year. The decrease in revenues for the 2015 full year compared to the 2014 full year was due to lower revenue per stage pricing, partially offset by an increase in completed stages.

The percentage of revenues from non-CHK customers increased to 17% of total segment revenues for 2015 full year from 3% for the 2014 full year. As of December 31, 2015, SSE’s hydraulic fracturing revenue backlog was $282.7 million with an average duration of 13 months.

Average operating costs per stage in the fourth quarter of 2015 decreased 15% from the third quarter of 2015. The decrease in average operating costs per stage for the fourth quarter of 2015 compared to the third quarter of 2015 was primarily due to a 12% decline in product costs per stage, which is the result of reducing proppant and fracturing fluid costs. Average operating costs per stage in the 2015 full year decreased 38% from the 2014 full year. The decrease in average operating costs per stage was primarily due to lower product costs. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 86% for the 2015 full year compared to 83% for the 2014 full year. The percentage increase was due to increases in transportation costs and increased pricing pressure.

SSE owns 11 hydraulic fracturing fleets with an aggregate of 440,000 horsepower, and six of these fleets are contracted in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE's oilfield rentals segment contributed revenues of $11.3 million and adjusted EBITDA of ($1.7) million during the fourth quarter of 2015, compared to $15.0 million and ($0.9) million for the third quarter of 2015 and $39.3 million and $15.5 million for the fourth quarter of 2014. The decrease in revenues for the fourth quarter of 2015 compared to the third quarter of 2015 was primarily due to a decrease in utilization. Revenues and adjusted EBITDA were $76.6 million and $1.1 million, respectively, for the 2015 full year, compared to $153.1 million and $53.0 million of revenues and adjusted EBITDA, respectively, for the 2014 full year. The decrease in revenues for the 2015 full year compared to the 2014 full year was primarily due to market pricing pressure for certain of SSE's equipment and a decline in utilization. Revenues from non-CHK customers as a percentage of total segment revenues increased from 19% in the 2014 full year to 59% in the 2015 full year.

Operating costs for the fourth quarter of 2015 were $10.4 million, compared to $14.0 million for the third quarter of 2015 and $24.6 million for the fourth quarter of 2014. The decrease in operating costs for the fourth quarter of 2015 compared to the third quarter of 2015 was due to lower labor-related costs and decreased utilization. Operating costs were $68.3 million for the 2015 full year, compared to $102.0 million for the 2014 full year. The decrease was primarily due to declines in labor-related costs and repairs and maintenance expense due to decreased utilization.

General and Administrative Expenses

General and administrative expenses were $16.7 million in the fourth quarter of 2015, compared to $26.7 million in the third quarter of 2015 and $35.2 million in the fourth quarter of 2014. General and administrative expenses include non-cash compensation of $3.8 million and $8.3 million, and severance-related costs of $0.4 million and $1.5 million for the fourth quarter of 2015 and the third quarter of 2015, respectively. General and administrative expenses for the 2015 and 2014 full years were $112.1 million and $108.1 million, respectively. The increase was primarily due to an increase in non-cash compensation expenses, which was partially offset by a decrease in CHK transition services costs. SSE incurred non-cash compensation expenses of $30.2 million and $19.4 million in addition to severance-related costs of $6.4 million and $2.0 million for the 2015 and 2014 full years, respectively. Included in the non-cash compensation expenses and severance-related costs for 2015 are $2.1 million and $0.6 million, respectively, related to the sale of Hodges Trucking Company, L.L.C.

Liquidity and Capital Structure

As of December 31, 2015, SSE had cash of $130.6 million and working capital of $175.5 million. SSE also had $125.5 million in availability under its revolving bank credit facility, which included no borrowings and $10.2 million in outstanding letters of credit.

Capital expenditures totaled $53.9 million during the fourth quarter of 2015, which primarily consisted of investment in new PeakeRigs™, bringing the total capital expenditures for 2015 full year to $205.7 million. SSE currently expects its total capital expenditures to be approximately $100.0 million for 2016 which relate to completion of the remaining PeakeRigsTM as well as maintenance capital expenditures.

As previously announced, the Company has retained restructuring advisors and is actively exploring and evaluating various strategic alternatives to reduce the level of its long-term debt and lower its future cash interest obligations, including debt repurchases, exchanges of existing debt securities for new debt securities and exchanges or conversions of existing debt securities into new equity securities, among other options. The timing and outcome of these efforts is highly uncertain and one or more of these strategic alternatives could potentially be consummated, without the consent of any one or more of our current security holders, through voluntary bankruptcy proceedings. Based on current market conditions, the Company believes that a restructuring of its long-term debt is needed to improve its financial position and flexibility and to better position it to take advantage of the growth opportunities that are likely to result from the current industry downturn.

Conference Call Information

SSE will host a conference call on Wednesday, February 17th at 3:00 p.m. CST to discuss its 2015 full year and fourth quarter financial and operating results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 21395970. The Company encourages those who would like to participate in the call to place calls between 2:50 p.m. and 3:00 p.m. CST. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call's completion. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 21395970.

The conference call will also be webcast live on www.77nrg.com in the "investors" section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers. SSE's services include drilling, hydraulic fracturing and oilfield rentals and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. For additional information about SSE, please visit its website at www.77nrg.com, where it routinely posts announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's business outlook and plans, future financial position and flexibility, capital structure, liquidity and capital resources, acquisitions, returns, capital expenditure budgets and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for its existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and its effect on the Company, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, the Company's forward-looking statements are subject to significant risks and uncertainties, many of which are beyond its control, which may cause actual results to differ materially from its historical experience and its present expectations or projections which are implied or expressed by the forward-looking statements.

In addition, SSE calculates its contract drilling backlog by multiplying the day rate under its contracts by the number of days remaining under the contract. The Company calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which it estimates based on current and anticipated utilization of its crews. With respect to its hydraulic fracturing backlog, the Company's contracts provide for periodic adjustments of the rates it may charge for its services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates it charges and utilizes in calculating its backlog. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. The Company computes average duration for its contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for its drilling rigs under contract and its remaining hydraulic fracturing fleets under contract, respectively.

For additional information regarding known material factors that could cause the Company's actual results to differ from its present expectations and projected results, please see its filings with the U.S. Securities and Exchange Commission (“SEC”), including its Current Reports on Form 8-K that it files from time to time, Quarterly Reports on Form 10-Q, and Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. The Company undertakes no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), SSE's former parent company.

SEVENTY SEVEN ENERGY INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Revenues:
Revenues	$192,788	$494,943	$213,541	$1,131,244	$2,080,892
Operating Expenses:
Operating costs	124,243	372,041	160,889	855,870	1,580,353
Depreciation and amortization	68,642	74,763	68,854	295,421	292,912
General and administrative	16,705	35,162	26,709	112,141	108,139
Loss on sale of a business	38	—	—	35,027	—
(Gains) losses on sales of property and equipment, net	(368)	1,260	1,804	14,656	(6,272)
Impairment of goodwill	27,434	—	—	27,434	—
Impairments and other	1,912	32	1,566	18,632	30,764
Total Operating Expenses	238,606	483,258	259,822	1,359,181	2,005,896
Operating (Loss) Income	(45,818)	11,685	(46,281)	(227,937)	74,996
Other (Expense) Income:
Interest expense	(25,303)	(23,821)	(25,480)	(99,267)	(79,734)
Gains on early extinguishment of debt	—	—	4,975	18,061	—
Loss and impairment from equity investees	(8,806)	(330)	(230)	(7,928)	(6,094)
Other income	1,164	42	942	3,052	664
Total Other Expense	(32,945)	(24,109)	(19,793)	(86,082)	(85,164)
Loss Before Income Taxes	(78,763)	(12,424)	(66,074)	(314,019)	(10,168)
Income Tax Benefit	(18,173)	(3,062)	(17,544)	(92,628)	(2,189)
Net Loss	$(60,590)	$(9,362)	$(48,530)	$(221,391)	$(7,979)

Loss Per Common Share
Basic	$(1.18)	$(0.20)	$(0.95)	$(4.42)	$(0.17)
Diluted	$(1.18)	$(0.20)	$(0.95)	$(4.42)	$(0.17)

Weighted Average Common Shares Outstanding
Basic	51,472	47,699	51,117	50,096	47,236
Diluted	51,472	47,699	51,117	50,096	47,236

SEVENTY SEVEN ENERGY INC.
Consolidated Balance Sheets
(unaudited)

	December 31,
	2015	2014
	(in thousands)
Assets:
Current Assets:
Cash	$130,648	$891
Accounts receivable, net of allowance of $3,680 and $3,311 at December 31, 2015 and December 31, 2014, respectively	164,721	421,555
Inventory	18,553	25,073
Deferred income tax asset	1,499	7,463
Prepaid expenses and other	17,141	19,072
Total Current Assets	332,562	474,054
Property and Equipment:
Property and equipment, at cost	2,646,446	2,749,886
Less: accumulated depreciation	(1,116,026)	(982,833)
Total Property and Equipment, Net	1,530,420	1,767,053
Other Assets:
Equity method investment	—	7,816
Goodwill	—	27,434
Intangible assets, net	—	5,420
Deferred financing costs	1,238	1,592
Other long-term assets	38,398	6,924
Total Other Assets	39,636	49,186
Total Assets	$1,902,618	$2,290,293
Liabilities and Equity:
Current Liabilities:
Accounts payable	$53,767	$45,657
Current portion of long-term debt	5,000	4,000
Other current liabilities	98,318	215,752
Total Current Liabilities	157,085	265,409
Long-Term Liabilities:
Deferred income tax liabilities	60,623	159,273
Long-term debt, excluding current maturities	1,564,592	1,572,241
Other long-term liabilities	1,478	2,347
Total Long-Term Liabilities	1,626,693	1,733,861
Commitments and Contingencies
Common stock. $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,397,831 and 51,158,968 shares at December 31, 2015 and 2014, respectively	594	512
Paid-in capital	350,770	301,644
Accumulated deficit	(232,524)	(11,133)
Total Equity	118,840	291,023
Total Liabilities and Equity	$1,902,618	$2,290,293

SEVENTY SEVEN ENERGY INC.
Consolidated Statements of Cash Flows
(unaudited)

	Years Ended December 31,
	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(221,391)	$(7,979)
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	295,421	292,912
Amortization of sale/leaseback gains	—	(5,414)
Amortization of deferred financing costs	4,623	6,122
Gains on early extinguishment of debt	(18,061)	—
Loss on sale of a business	35,027	—
Losses (gains) on sales of property and equipment, net	14,656	(6,272)
Impairment of goodwill	27,434	—
Impairments of other long-term assets	18,632	21,063
Loss and impairment from equity investees	7,928	6,094
Provision for doubtful accounts	1,375	2,887
Non-cash compensation	48,509	47,184
Deferred income tax benefit	(92,686)	(2,863)
Other	(717)	150
Changes in operating assets and liabilities	163,356	(88,588)
Net cash provided by operating activities	284,106	265,296
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(205,706)	(457,618)
Proceeds from sales of assets	27,695	88,556
Proceeds from sale of business	15,000	—
Additions to investments	(113)	(675)
Other	3,457	2,091
Net cash used in investing activities	(159,667)	(367,646)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	160,100	1,201,400
Payments on revolving credit facility	(210,600)	(1,555,900)
Proceeds from issuance of term loan, net of issuance costs	94,481	393,879
Payments to extinguish senior notes	(31,305)	—
Proceeds from issuance of senior notes, net of offering costs	—	493,825
Payments on term loans	(4,750)	(2,000)
Deferred financing costs	(784)	(3,597)
Distributions to CHK	—	(422,839)
Other	(1,824)	(3,205)
Net cash provided by financing activities	5,318	101,563
Net increase (decrease) in cash	129,757	(787)
Cash, beginning of period	891	1,678
Cash, end of period	$130,648	$891
SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
(Decrease) increase in other current liabilities related to purchases of property and equipment	$(20,016)	$18,999
Note receivable received as consideration for sale of a business	$27,000	$—
Property and equipment distributed to Chesapeake at spin-off	$—	$(792)
Property and equipment contributed from Chesapeake at spin-off	$—	$190,297
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$96,730	$54,439

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Spin-off, Adjusted EBITDA, Adjusted Revenues, Free Cash Flow and Adjusted Net Loss

During the second quarter of 2015, SSE sold Hodges Trucking Company, L.L.C., which provided drilling rig relocation and logistics services, to a wholly-owned subsidiary of Aveda Transportation and Energy Services Inc. and SSE sold its water hauling assets to various third parties. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

On June 30, 2014, SSE separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions, which is referred to as the “spin-off.” As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to CHK and sold its crude hauling assets to a third party. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

"Adjusted EBITDA", "adjusted revenues", "free cash flow" and "adjusted net loss" are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues, free cash flow and adjusted net loss as used and defined by SSE, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company's management uses Adjusted EBITDA to evaluate its performance and believes Adjusted EBITDA may be useful to an investor in evaluating SSE's operating performance because this measure:

•
is widely used by investors in the oilfield services industry to measure a company's operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate SSE's creditworthiness; and

•	is used by SSE's management for various purposes, including as a measure of performance of its operating entities and as a basis for strategic planning and forecasting.
There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in the oilfield services industry, SSE's definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted revenues should not be considered in isolation or as a substitute for revenues prepared in accordance with GAAP. However, SSE's management uses adjusted revenues to evaluate its period over period operating performance because the company's management believes this measure improves the comparability of its continuing businesses and for the same reasons believes this measure may be useful to an investor in evaluating SSE's operating performance.

Free cash flow should not be considered in isolation or as a substitute for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to SSE’s reported cash flow statements prepared in accordance with GAAP. Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures.

Adjusted net loss should not be considered in isolation or as a substitute for net loss prepared in accordance with GAAP. Adjusted net loss excludes impairments, gains or losses on sales of property and equipment, severance-related costs, loss on sale of a business and exit costs, lease termination costs and gains on early extinguishment of debt.

Consolidated Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Net loss	$(60,590)	$(9,362)	$(48,530)	$(221,391)	$(7,979)
Add:
Interest expense	25,303	23,821	25,480	99,267	79,734
Gains on early extinguishment of debt	—	—	(4,975)	(18,061)	—
Income tax benefit	(18,173)	(3,062)	(17,544)	(92,628)	(2,189)
Depreciation and amortization	68,642	74,763	68,854	295,421	292,912
Impairment of goodwill	27,434	—	—	27,434	—
Impairments and other	1,912	32	1,566	18,632	30,764
(Gain) loss on sale of a business and exit costs	(1,326)	—	1,355	35,018	—
(Gains) losses on sales of property and equipment, net	(368)	1,260	1,804	14,656	(6,272)
Non-cash compensation	4,864	19,421	12,160	48,509	47,184
Severance-related costs	409	1,366	1,517	6,433	2,017
Impairment of equity method investment	8,806	—	—	8,806	4,500
Rent expense on buildings and real estate transferred from CHK(a)	—	—	—	—	8,187
Rig rent expense(b)	—	217	—	—	18,900
Interest income	(617)	—	(628)	(1,353)	—
Less:
Drilling rig relocation and logistics Adjusted EBITDA	—	4,334	—	(9,745)	17,450
Water hauling Adjusted EBITDA		(513)		(4,531)	(1,364)
Compression unit manufacturing Adjusted EBITDA	—	—	—	—	13,073
Geosteering Adjusted EBITDA	—	—	—	—	957
Crude hauling Adjusted EBITDA	—	—	—	—	(5,066)
Non-recurring credit to stock compensation expense	—	—	—	—	10,530
Adjusted EBITDA	$56,296	$104,635	$41,059	$235,019	$432,178

(a)
Rent expense on buildings and real estate transferred from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the consolidated statement of operations. SSE's operating costs include $8.0 million of rent expense associated with its lease of these facilities for the year ended December 31, 2014. SSE's general and administrative expenses include $0.2 million of rent expense associated with its lease of these facilities for the year ended December 31, 2014.

(b)
Rig rent expense associated with the Company's lease of drilling rigs is included in operating costs on the consolidated statement of operations. As of December 31, 2014, SSE had repurchased all of its leased drilling rigs.

Drilling Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Net (loss) income	$(15,547)	$27,200	$(6,392)	$(30,454)	$49,528
Add:
Income tax (benefit) expense	(4,663)	16,771	(2,311)	(12,741)	30,471
Depreciation and amortization	37,442	35,522	38,197	163,380	140,884
Impairment of goodwill	27,434	—	—	27,434	—
Impairments and other	1,912	32	—	14,329	29,602
Net losses on sales of property and equipment	664	1,805	1,952	10,566	17,931
Non-cash compensation	802	5,857	2,273	10,745	17,188
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,688
Severance-related costs	215	311	192	1,263	374
Rig rent expense	—	217	—	—	18,900
Less:
Geosteering Adjusted EBITDA	—	—	—	—	957
Non-recurring credit to stock compensation expense	—	—	—	—	4,318
Adjusted EBITDA	$48,259	$87,715	$33,911	$184,522	$301,291

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
		(in thousands)
Net (loss) income	$(15,222)	$3,495	$(7,973)	$(15,990)	$38,985
Add:
Income tax (benefit) expense	(4,565)	2,607	(2,882)	(6,690)	24,563
Depreciation and amortization	18,691	18,621	17,833	70,605	72,105
Impairments	—	—	—	—	207
Losses (gains) on sales of property and equipment, net	59	2	172	230	(17)
Non-cash compensation	207	1,448	952	3,440	3,369
Impairment of equity method investment	8,806	—	—	8,806	4,500
Severance-related costs	83	226	127	351	226
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,259
Less:
Non-recurring credit to stock compensation expense	—	—	—	—	477
Adjusted EBITDA	$8,059	$26,399	$8,229	$60,752	$144,720

Oilfield Rentals Adjusted EBITDA

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Net (loss) income	$(7,852)	$776	$(7,365)	$(28,353)	$(1,705)
Add:
Income tax (benefit) expense	(2,355)	670	(2,663)	(11,863)	(754)
Depreciation and amortization	9,390	13,154	8,912	41,049	52,680
Impairments	—	—	—	—	955
Gains on sales of property and equipment, net	(1,003)	(659)	(329)	(1,780)	(2,355)
Non-cash compensation	50	899	483	1,917	2,691
Severance-related costs	82	678	105	175	702
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,415
Less:
Non-recurring credit to stock compensation expense	—	—	—	—	601
Adjusted EBITDA	$(1,688)	$15,518	$(857)	$1,145	$53,028

Consolidated Adjusted Revenues

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Adjusted Revenues(a):
Revenue	$192,788	$494,943	$213,541	$1,131,244	$2,080,892
Less:
Drilling rig relocation and logistics revenues	—	27,753	—	34,408	120,311
Water hauling revenues	—	9,879	—	8,331	46,339
Compression unit manufacturing revenues	—	—	—	—	74,650
Geosteering revenues	—	—	—	—	3,940
Crude hauling revenues	—	—	—	—	23,829
Adjusted Revenues	$192,788	$457,311	$213,541	$1,088,505	$1,811,823

(a)
“Adjusted Revenues” is a non-GAAP financial measure SSE defines as revenues before revenues associated with its rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015, its compression unit manufacturing business and geosteering businesses that were distributed to CHK and its crude hauling assets that were sold to a third party as part of the spin-off.

Free Cash Flow

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Net cash provided by operating activities	$20,444	$113,250	$103,984	$284,106	$265,296
Less:
Additions to property and equipment	53,907	144,177	61,075	205,706	457,618
Free Cash Flow	$(33,463)	$(30,927)	$42,909	$78,400	$(192,322)

Segment Statistics

Drilling

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Revenues	$89,558	$204,526	$80,348	$436,404	$774,530
Operating costs	34,869	123,204	41,387	231,544	499,059
Gross margin	$54,689	$81,322	$38,961	$204,860	$275,471
Adjusted EBITDA	$48,259	$87,715	$33,911	$184,522	$301,291

Hydraulic Fracturing

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Revenues	$91,930	$213,047	$118,137	$575,495	$885,907
Operating costs	78,083	188,942	103,941	494,554	735,967
Gross margin	$13,847	$24,105	$14,196	$80,941	$149,940
Adjusted EBITDA	$8,059	$26,399	$8,229	$60,752	$144,720

Oilfield Rentals

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands)
Revenues	$11,290	$39,283	$15,047	$76,587	$153,120
Operating costs	10,437	24,579	14,037	68,317	102,025
Gross margin	$853	$14,704	$1,010	$8,270	$51,095
Adjusted EBITDA	$(1,688)	$15,518	$(857)	$1,145	$53,028

Adjusted Net Loss and Adjusted Diluted Earnings per Share

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(in thousands, except per share amounts)
Adjusted Net Loss:
Net Loss	$(60,590)	$(9,362)	$(48,530)	$(221,391)	$(7,979)
Plus:
Impairments, net of tax	1,472	24	1,143	13,229	16,429
Impairment of goodwill, net of tax	21,124	—	—	19,478	—
(Gains) losses on sales of property and equipment, net, net of tax	(283)	945	1,317	10,406	(4,892)
Severance-related costs, net of tax	315	1,025	1,107	4,567	1,573
Impairment of equity investment, net of tax	6,781	—	—	6,252	3,510
Lease termination costs, net of tax	—	—	—	—	7,567
(Gain) loss on sale of a business and exit costs, net of tax	(1,021)	—	989	24,863	—
Less:
Gains on early extinguishment of debt, net of tax	—	—	3,632	12,823	—
Adjusted Net (Loss) Income	$(32,202)	$(7,368)	$(47,606)	$(155,419)	$16,208

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(1.18)	$(0.20)	$(0.95)	$(4.42)	$(0.17)
Plus:
Diluted earnings per share from impairments	0.03	—	0.02	0.26	0.35
Diluted earnings per share from impairment of goodwill	0.41	—	—	0.39	—
Diluted earnings per share from (gains) losses on sales of property and equipment	(0.02)	0.02	0.03	0.21	(0.10)
Diluted earnings per share from severance-related costs	0.01	0.02	0.02	0.09	0.03
Diluted earnings per share from impairment of equity method investment	0.13	—	—	0.12	0.07
Diluted earnings per share from lease termination costs	—	—	—	—	0.16
Diluted earnings per share from (gain) loss on sale of a business and exit costs	(0.02)	—	0.02	0.50	—
Less:
Diluted earnings per share on gains on early extinguishment of debt	—	—	0.07	0.26	—
Adjusted Diluted Earnings Per Share	$(0.64)	$(0.16)	$(0.93)	$(3.11)	$0.34